UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

GeneLink, Inc.
(Exact name of registrant as specified in its charter)

PA	00-30518	23-2795613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

317 Wekiva Springs Road, #200, Longwood, FL	32779
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 558-4363

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c) Appointment of Executive Officer

On May 17, 2010, GeneLink, Inc. (the “Company”) appointed Michael J. Nelson as Chief Operating Officer of the Company.

Mr. Nelson, age 58, has extensive executive management experience in financial and manufacturing environments and has been certified as a regional trainer in a leading direct marketing industry company. Mr. Nelson completed his studies in Marketing and Economics from Wright State University, received a Graduate Banking Degree from the Southwestern Graduate School of Banking at Southern Methodist University and received a Bachelors in Religious Arts and a Masters in Religious Arts from Tabernacle Bible College and Seminary. Prior to joining the Company, Mr. Nelson was President and Chief Executive Officer of MJN Holdings, Inc., a consulting and investment company. Previously, Mr. Nelson was Chairman, President and Chief Executive Officer of Orlando National Bank and a director and the President of The American Generator Company, a manufacturing and service company. Mr. Nelson is a director, Treasurer and an Associate Pastor of The Gathering Place Worship Center.

(e) Compensation Arrangement for Executive Officer

The Company has agreed to pay Mr. Nelson a base salary of $150,000 per year, which will increase to $175,000 upon the occurrence of both (a) the Company successfully launching its sales efforts under the current joint marketing agreement entered into with a healthcare-related marketing and sales organization and (b) the Company realizing positive EBITDA for a period of three consecutive months. Through June 30, 2010, fifty percent (50%) of Mr. Nelson’s base salary will be paid in cash and fifty percent (50%) will be paid in shares of common stock of the Company, priced at the Company’s ongoing private placement offering. Commencing July 1, 2010, all of Mr. Nelson’s base salary will be paid in cash.

Mr. Nelson will also receive options to acquire 1,500,000 shares of common stock of the Company at an exercise price of $0.10 per share. 375,000 options will vest immediately and 375,000 options will vest on each of January 1, 2011, 2012 and 2013.

After the end of the initial 90 day period of his employment, the Company will adopt a bonus program for Mr. Nelson for calendar year 2010 and thereafter.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)

By:	/s/ Gary J. Beeman
Gary J. Beeman Chief Executive Officer

Dated: May 20, 2010